UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

August 24, 2017

AMERI METRO, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-54546	45-1877342
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2575 Eastern Blvd., Suite 102, York, PA 17402

(Address of principal executive offices)

717-434-0668

(Registrant's telephone number, including area code)

___N/A___

(Former Name or former address if changed from last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

o Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 24, 2017, the Board of Directors of Ameri Metro, Inc. (the “Corporation”) voted to terminate Ronald Silberstein as Chief Operating Officer and a member of the Board of Directors. Also on August 24, 2017, the Board of Directors of the Corporation voted to terminate Harold Hatchett as Chief Financial Officer and a member of the Board of Directors. The Board of Directors’ decision to terminate Mr. Silberstein and Mr. Hatchett was not due to any disagreement with the Corporation.

On August 24, 2017, the Board of Directors appointed Robert Choiniere as the interim Chief Financial Officer, a member of the Board of Directors and the president of the Corporation’s audit committee. The Chief Operating Officer shall remain vacant for the time being. On August 24, 2017, Mr. Choiniere accepted his assigned as an officer and a director.

Robert Choiniere, CFP®, 61, Interim CFO, Director and President of Audit Committee. Mr. Choiniere is a Certified Financial Planner Professional®. In 2005 he founded and is President of an independent Registered Investment Advisor firm headquartered in Pennsylvania, named Plans To Prosper, LLC.  Previously he was Director of Planning for a national transportation engineering firm, specializing in project planning and financial feasibility for major transportation projects HNTB Corporation. Mr. Choiniere is a NAPFA-Registered Financial Advisor, is a member of the National Association of Tax Professionals, and a 1978 graduate of Florida Institute of Technology.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1	Consent of Directors in Lieu of Meeting of the Corporation for the termination and appointment of officers and directors

SIGNATURES

 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

August 30, 2017

Ameri Metro, Inc. /s/ Debra Mathias —————————————— By: Debra Mathias Title: Chief Executive Officer

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